Exhibit 99.1

Integrated Wellness Acquisition Corp Announces

Pricing of $100 Million Initial Public Offering

New York, NY, December 8, 2021 (Globe Newswire) – Integrated Wellness Acquisition Corp (the “Company”) today announced the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will begin trading tomorrow, Thursday, December 9, 2021, under the ticker symbol “WEL.U”. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “WEL” and “WEL WS,” respectively.

The offering is expected to close on December 13, 2021, subject to customary closing conditions.

The Company is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, it intends to focus on businesses in the health, nutrition, fitness, wellness and beauty sectors and the products, devices, applications and technology driving growth within these verticals. The Company is led by Chief Executive Officer Steven Schapera, Chairman of the Board Antonio Varano Della Vergiliana, Chief Financial Officer James MacPherson and Chief Operating Officer Robert Quandt. The Company’s independent directors include Gael Forterre, Scott Powell and Hadrien Forterre.

BTIG, LLC is acting as the sole bookrunner for the offering. I-Bankers Securities, Inc. is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting BTIG, LLC 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

A registration statement relating to the securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”) on December 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Steven Schapera

Chief Executive Officer

Integrated Wellness Acquisition Corp

Email: investor@integratedwellnessholdings.com

Website: www.integratedwellnessholdings.com